UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 8/20/2012

H&E Equipment Services, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51759

Delaware	81-0553291
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11100 Mead Road, Suite 200

Baton Rouge, LA 70816

(Address of principal executive offices, including zip code)

(225) 298-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On August 20, 2012, H&E Equipment Services, Inc. (the “Company”) issued a press release announcing that its Board of Directors declared the Dividend described in Item 8.01 below. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished herewith and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

On August 20, 2012, the Board of Directors of the Company declared a one-time special cash dividend (the “Dividend”) of $7.00 per share (approximately $246 million in the aggregate). The Dividend is payable on September 19, 2012 to stockholders of record as of September 5, 2012, subject to a due bill process for trades occurring between the record date and the ex-dividend date, as determined by the Nasdaq Stock Market. The Dividend will be funded by the proceeds of the Company’s offering of $530 million aggregate principal amount of 7% senior notes due 2022, which closed on August 20, 2012.

In order to prevent the Dividend from diluting or enlarging the rights of the holders of outstanding stock options under the H&E Equipment Services, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan (the “2006 Plan”), and in accordance with the 2006 Plan, upon the recommendation of the Compensation Committee, the Board of Directors approved a reduction in the exercise price of all outstanding options under the 2006 Plan by $7.00, the per share amount of the Dividend.

Item 9.01.	Financial Statements and Exhibits.

99.1     Press Release, dated August 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&E Equipment Services, Inc.

Date: August 20, 2012	By:	/s/ Leslie S. Magee
Leslie S. Magee
Chief Financial Officer